Exhibit 10.2

AMENDMENT NO. 1 TO

TAX MATTERS AGREEMENT

THIS AMENDMENT NO. 1 TO TAX MATTERS AGREEMENT (this “Amendment”) is entered into as of September 15, 2021, among Daily Mail and General Trust plc, a public limited company organized under the laws of England and Wales (“Parent”), DMG Atlantic Ltd, a private limited company organized under the laws of England and Wales (“UK Seller” and together with Parent, the “Daily Mail Parties”), and Moody’s Analytics, Inc., a Delaware corporation (“Purchaser”). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Tax Matters Agreement (as defined below).

WHEREAS, the Daily Mail Parties and Purchaser are party to the Tax Matters Agreement, dated as of August 5, 2021 (the “Tax Matters Agreement”);

WHEREAS, the Daily Mail Parties, the Transferred US Entity and Purchaser entered into Amendment No. 1 to Purchase Agreement dated as of the date of hereof (the “Purchase Agreement Amendment”); and

WHEREAS, in connection the Purchase Agreement Amendment the parties desire to amend the Tax Matters Agreement as set forth herein, in accordance with Section 10.03 of the Purchase Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	The following definition shall replace the existing defined term “Seller Deductions” in Section 1.01 (“General”) of the Tax Matters Agreement:

“Seller Deductions” means all items of loss, deduction or credit arising out of or resulting from (a) any Transaction Expenses (as finally determined) (b) any amounts required to be paid pursuant to Section 2.04 of the Purchase Agreement or (c) the CEO LTIP Amount, in each case, to the extent that such items are “more-likely-than-not” deductible under applicable Law, as determined by a “Big Four” accounting firm.

2.	The following definitions shall be added to Section 1.01 (“General”) of the Tax Matters Agreement:

“Specified Contract” has the meaning ascribed to it in Schedule I.

“Specified Loss” has the meaning ascribed to it in Schedule I.

“Specified Party” has the meaning ascribed to it in Schedule I.

3.	The following paragraph shall be added to Section 2.05 (“Tax Proceedings”) of the Tax Matters Agreement as Section 2.05(d):

Notwithstanding anything to the contrary in this Agreement and in addition to the foregoing, and solely with respect to matters to which the Specified Contract pertains, the Parties will and will cause their Affiliates to use commercially reasonable efforts to comply with the obligations of Article VII of the Specified Contract; provided, however, that (i) the Daily Mail Parties shall provide any assistance or cooperation reasonably requested by Purchaser in connection with Purchaser’s compliance with the Specified Contract, (ii) the Daily Mail Parties shall jointly and severally indemnify, defend and hold harmless each Purchaser Indemnitee from and against any and all costs, expenses, or Liabilities incurred in connection with such compliance, to the extent that such costs, expenses, or Liabilities would not have been due if Purchaser and its Affiliates were not required to comply with the Specified Contract, (iii) no failure by any Daily Mail Party to comply with any provision of the Specified Contract shall reduce any amount that would otherwise be payable by the Daily Mail Parties under this Agreement or the Purchase Agreement, (iv) no failure by Purchaser or any of its Affiliates to comply with any provision of the Specified Contract, and no failure by the Specified Party to cover any portion of the Specified Loss under the Specified Contract, shall reduce any amount that would otherwise be payable by the Daily Mail Parties under this Agreement or the Purchase Agreement, unless such failure to comply by Purchaser or any of its Affiliates was due to gross negligence or willful misconduct, and the failure by Specified Party to cover such portion of the Specified Loss was the result of such gross negligence or willful misconduct, and (v) Purchaser and its Affiliates shall bear no Liability to the Daily Mail Parties for any failure to comply with any obligation under the Specified Contract, unless such failure to comply was due to gross negligence or willful misconduct, and such failure to comply directly resulted in a failure of the Specified Party to cover any portion of the Specified Loss.

4.	All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended by this Amendment, the Tax Matters Agreement remains unchanged.

5.

After giving effect to this Amendment, any references in the Tax Matters Agreement to “this Agreement,” or to the words “hereof” or “hereunder” or words of similar import, and all references to the Tax Matters Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided), shall mean the Tax Matters Agreement as amended by this Amendment, whether or not this Amendment is expressly referenced. All references in the Tax Matters Agreement to “the date hereof” or “the date of this Agreement” shall refer to August 5, 2021.

6.

The provisions of Article IV (“Miscellaneous Provisions”) of the Tax Matters Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Tax Matters Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, each of the Daily Mail Parties and Purchaser have duly executed this Amendment as of the date first written above.

DAILY MAIL AND GENERAL TRUST PLC

By	/s/ Paul Zwillenberg
Name:	Paul Zwillenberg
Title:	Director

DMG ATLANTIC LTD

By	/s/ Paul Zwillenberg
Name:	Paul Zwillenberg
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Tax Matters Agreement]

MOODY’S ANALYTICS, INC.

By:	/s/ Elizabeth M. McCarroll
Name:	Elizabeth M. McCarroll
Title:	Corporate Secretary and Associate General Counsel

Schedule I

“Specified Contract” means the tax insurance policy issued to the Transferred US Entity in connection with the Transactions.

“Specified Loss” means the Covered Loss as defined under the Specified Contract.

“Specified Party” means the Insurer as defined under the Specified Contract.